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                                                                    EXHIBIT 99.2

For Immediate Release:        October 17, 1997

Contact:         Michael J. Ruane       Suzanne M. Tavani       Internet
                 (610) 341-8709         (610) 341-8181          www.sungard.com

                         SUNGARD ANNOUNCES MERGER WITH
                      INFINITY FINANCIAL TECHNOLOGY, INC.
                      IN STOCK SWAP VALUED AT $313 MILLION

Wayne, PA - SunGard Data Systems Inc. (NYSE:SDS) announced today that it has reached a definitive agreement to merge with Infinity Financial Technology, Inc. (NASDAQ:INFN) in a stock-for-stock transaction in which each share of Infinity common stock will be exchanged for 0.68 of a share of SunGard common stock. Based upon SunGard's closing price of $24 1/16 on October 16, 1997, the shares to be issued by SunGard in the transaction, representing approximately fifteen percent of its outstanding shares, will have a value of approximately $313 million.

Infinity develops, markets and supports enterprise software solutions for financial trading and risk management. The company, which was founded in 1989 by current chief executive officer Roger Lang, targets global organizations that manage complex financial assets and has about seventy installations, including some of the premier financial institutions worldwide. The company's suite of off-the-shelf applications, which run on Windows NT and UNIX operating systems, are based on the open Infinity Data Model and Fin++ Class Library.

James L. Mann, chairman and chief executive officer of SunGard, stated "This merger will enhance SunGard's position as the premier provider of solutions for both the derivatives and emerging risk management market segments. SunGard and Infinity together will form an organization with both a "best-of-breed" derivatives and risk management product suite for trading rooms of all sizes and an unmatched global sales and support infrastructure. Roger Lang has developed a wonderful business, and we look forward to having him and his very capable colleagues as part of SunGard."

Mr. Lang said of the proposed merger, "We are delighted to be joining forces with the world's leading specialized provider of investment support systems. SunGard's strategy of investing in its companies, combined with its plans to integrate Infinity's technology, is very attractive to us. We look forward to working with SunGard's many financial systems businesses, especially the strong, fast-growing companies that comprise SunGard's Trading Systems Group."

Mr. Mann also stated, "We believe that the acquisition of Infinity could add to SunGard's 1998 earnings growth. Our expectations are that, excluding the impact of the merger, we will

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earn $.95 per share in 1997, which is at the upper end of the range of our previously announced outlook. While the merger should dilute 1997 earnings slightly, by an approximate amount of $.04 exclusive of one-time costs related to the merger, we anticipate that we will grow at least 20% over our expected pre-merger earnings base of $.95."

The acquisition, which is intended to be accounted for as a pooling-of-interests, is expected to close by the end of this year or early in 1998, subject to, among other things, regulatory approval and approval of the shareholders of Infinity.

SunGard's business is computer service and application software. The Company is the only large specialized provider of proprietary investment support systems, is the pioneer and a leading provider of comprehensive computer disaster recovery services, and also provides proprietary healthcare information systems. Its common stock is reported on The New York Stock Exchange under the symbol SDS.

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 Statements about the pending acquisition of Infinity, the Company's 1997 and
 1998 outlook and all other statements in this release other than historical facts are forward-looking statements. Since these statements involve risks and uncertainties (including those relating to the possible inability to complete the acquisition as scheduled, or at all) and are subject to change at any time, the Company's actual results could differ materially from expected results. Assuming completion of the acquisition, such risks and uncertainties include risks that integration of the operations and products of the combining companies might not occur as anticipated. The Company derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of software sales, the timing and scope of technological advances, the performance of recently acquired businesses, the prospects for future acquisitions, and the overall condition of the financial services industry. Whether or not the proposed merger closes, actual results, including the level of earnings of both the Company and Infinity may differ materially from historical results and those discussed in this press release. These factors, as and when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K, a copy of which may be obtained from the Company without charge, and in Infinity's most recent Form 10-K.

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